EXHIBIT 10.19

The William Carter Company Severance Plan

SECTION 1  Purpose of the Plan

The William Carter Company (the "Company") will provide severance benefits to eligible employees who are involuntarily separated from employment under qualifying conditions. The terms and conditions for payment of severance benefits are those set forth in The William Carter Company Severance Plan (the "Plan").  This Plan will be effective as of March 1, 2009, and it will supercede and replace any other prior severance pay plan or arrangement (whether written or oral) with respect to the eligible employees who are or may become participants in this Plan. The Plan is intended to constitute an employee welfare benefit plan (as defined in Section 3(1) of ERISA) and to comply with the applicable requirements of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and the Internal Revenue Code of 1986, as amended (the “Code”).

SECTION 2  Eligibility

Eligibility for severance benefits is limited to Covered Employees who are terminated under conditions that qualify as a Covered Termination.

A.  Covered Employees
The Plan is intended to cover all employees of The William Carter Company or any of its direct or indirect subsidiaries, except:

a.  Employees classified as temporary, occasional, on-call, or seasonal;

b.  Employees covered by a collective bargaining agreement; and

c.  Employees employed pursuant to a written employment contract for a definite term of employment.

B.  Covered Terminations
To be eligible for severance benefits, a Covered Employee must be involuntarily terminated due to:

a.  Permanent shutdown or closing of a facility where the Covered Employee is employed at the time of the shutdown or closing, with no offer to transfer the employee;

b.  Sale of the facility to another company where the Covered Employee is employed at the time of the sale, and the employee is not offered continued employment with the purchaser of the facility;

c.  Elimination of the Covered Employee’s job position without available reassignment; or

The William Carter Company Severance Plan

d.  A voluntary termination when the Covered Employee declines a transfer or relocation of his or her principal work location that is more than 35 miles from the Covered Employee’s former principal work location.

A Covered Employee’s termination of employment for any other reason shall not be considered as a Covered Termination.

SECTION 3  Conditions

Severance benefits are subject to the following conditions:

1.
An eligible employee must sign and return to the Company a release agreement in a form to the reasonable satisfaction of the Company releasing the Company from all claims or liabilities relating to his or her employment or termination of employment; and must not revoke such agreement within the seven (7) day period provided in such  agreement.

2.
All Company property, including, but not limited to, keys, credit cards, documents, records, identification cards, office equipment, portable computers, car/mobile telephones, pagers, hand-held electronic devices, and parking cards, must be returned to the Company on the last day of employment.

3.	The employee must execute such documents as are necessary to assign to the Company all rights to inventions, patents, or other intellectual property belonging to the Company.

4.
The employee must not disclose confidential information or trade secrets of the Company.  "Confidential information" includes, but is not limited to, information, knowledge, or data concerning any technique, plan, procedure, process, apparatus, method, or product manufactured, used, or developed by the Company; information about suppliers and/or customers of the Company; information about the finances of the Company and information which is a trade secret.  If this condition is violated, all severance benefits will cease immediately.

5.
The employee must not recruit or solicit employees to leave the employment of the Company while receiving severance payments.  If this condition is violated, all severance benefits will cease immediately.

6.	If an employee is rehired by the Company before the end of the severance period, in any position, all severance pay will cease immediately.

The William Carter Company Severance Plan

SECTION 4  Severance Payments

Severance pay is based on three (3) factors: years of continuous service; the employee’s classification; and whether the employee was employed by Oshkosh B’Gosh, Inc. as of July 14, 2005.

A.  Years of Continuous Service.  An employee will be credited with one year of continuous service for each twelve (12) month period of continuous employment with the Company.

B.  Amount of Severance Pay.

1.  Salaried exempt employees.  Salaried exempt employees will receive one week of severance pay for each year of continuous service, with a minimum of two (2) weeks of severance and a maximum of twenty-six (26)* weeks of severance.  A week of severance pay is calculated by dividing the employee's annual base salary in effect immediately prior to termination by 52 weeks and multiplying the amount by the number of years of continuous service.  Bonuses, commissions, overtime, and other compensation are not included in the calculation of severance pay.

*Note:  In the case of a change in control of the Company (acquisition, merger, takeover, etc.) the 26 weeks maximum cap will be changed to a maximum of 52 weeks for exempt salaried employees if a covered termination occurs within 2 calendar years of the change of control.

2.  Non-exempt and Hourly Employees.  Non-exempt and hourly employees will receive one week of severance pay for each year of continuous service with a minimum of two (2) weeks of severance and a maximum of eight (8) weeks of severance pay.  A week of severance pay is based on the standard hours per week, excluding overtime, bonuses or commissions.

3.  Oshkosh B’Gosh, Inc. Employees.  Covered employees who were employees of Oshkosh B’Gosh, Inc. as of July 14, 2005 when Oshkosh B’Gosh, Inc. was acquired by The William Carter Company will be eligible to elect optional severance pay and outplacement assistance computed on the basis of the employee’s job status, base wages, and years of service as of July 14, 2008.  Appendix A describes the optional severance pay and benefits available for Covered Employees who were employed with Oshkosh B’Gosh, Inc. as of July 14, 2005.  Employees of retail stores are specifically excluded from the optional severance pay and benefits described in Appendix A.

C.  Distribution.  Severance payments will begin on the first payroll period after all of the conditions to payment are satisfied and will be paid according to normal payroll practices

The William Carter Company Severance Plan

until the severance is fully paid.  The Company may elect, in its sole discretion, to make severance payments as a lump sum payment.

D.  Tax Treatment.  Severance payments are subject to required federal and state income and employment tax and withholdings.

E.  Payments Made By Mistake.  An employee shall be required to return to the Plan Administrator any severance payments, or portion thereof, made due to a mistake of fact or law.

F.  No Assignment.  Under no circumstances may severance payments be subject to anticipation, alienation, pledge, sale, assignment, garnishment, attachment, execution, encumbrance, levy, lien, or charge, and any attempt to cause any such severance payments to be so subjected shall not be recognized, except to such extent as may be required by law.

SECTION 5  Other Benefits

All benefits cease at date of termination or on the date provided by the plan documents for such benefits.  Coverage for medical, dental, and vision insurance may be continued under COBRA.  Group life insurance may be continued pursuant to the terms and conditions of that plan.

 SECTION 6  General Provisions

6.1           Allocation of Responsibilities Among Named Fiduciaries:

(a)           The named fiduciaries (as defined in ERISA) with respect to the Plan and the fiduciary duties and responsibilities allocated to each (which duties and responsibilities shall be carried out in accordance with the other terms and provisions of the Plan and applicable law) shall be as follows:

(1)           Board:  To appoint and remove members of the Committee.

(2)           Committee:

(i)           To administer the Plan in accordance with its terms, except to the extent powers to administer the Plan are specifically delegated to another named fiduciary (including the Plan Administrator) or other person or persons as provided in the Plan; and

(ii)           To administer the claims procedure under Section 7 of the Plan.

The William Carter Company Severance Plan

(3)           Plan Administrator:

(i)           To assume the responsibility for the day-to-day operation and administration of the Plan, unless and until otherwise provided by the Committee;

(ii)           To file such reports as may be required by the United States Department of Labor, Internal Revenue Service and any other government agency to which reports may be required to be submitted from time to time;

(iii)           To comply with the requirements of applicable law for disclosure of plan provisions and other information relating to the Plan to employees and other interested parties;

(iv)           To administer the claims procedure under Section 7 of the Plan; and

(v)           To engage any technical advisers and employ such clerical and related personnel to assist in the day-to-day operation and administration of the Plan as he or she deems requisite or desirable.

(b)           Except as otherwise provided in ERISA, a named fiduciary shall not be responsible or liable for any act or omission of another named fiduciary with respect to fiduciary responsibilities allocated to such other named fiduciary.  A named fiduciary of the Plan shall be responsible and liable only for acts or omissions with respect to fiduciary duties specifically allocated to and designated as the responsibility of a named fiduciary.

(c)           All fiduciaries with respect to the Plan shall discharge their duties as such solely in the interest of eligible employees and their successors in interest, and (i) for the exclusive purpose of providing benefits to eligible employees and defraying reasonable expenses of administering the Plan, (ii) with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent person acting in a like capacity and familiar with such matters would use in the conduct of an enterprise of like character and with like aims, and (iii) in accordance with the terms of the Plan, except to the extent the terms of the Plan may be inconsistent with applicable law.

6.2           Rights Against the Company:  Neither the establishment of the Plan nor any modification thereof shall be construed as giving to any employee or other person any legal or equitable right against the Company, any officer or employee of the Company, the Board, the Committee, the Plan or the Plan Administrator, except to the extent of enforcement of a claim for benefits as herein provided.

The William Carter Company Severance Plan

6.3           Facility of Payment:  If any eligible employee entitled to a benefit under the Plan shall, in the judgment of the Plan Administrator, be physically, mentally or legally incapable of receiving or acknowledging receipt of any payment under the Plan to which he or she is entitled, the Plan Administrator, upon the receipt of satisfactory evidence of the eligible employee’s incapacity and that another person or institution is maintaining him or her and that no guardian or committee has been appointed for him or her, may cause any payment otherwise payable to him or her to be made to such person or institution.  Any payment made pursuant to this Section 6.3 shall fully discharge the Company, the Committee, the Plan Administrator and the Plan to the extent of such payment.

6.4           Communications to Participants:  In accordance with the requirements of ERISA, the Plan Administrator shall communicate the principal terms of the Plan to employees.  In addition, to the extent required by ERISA, the Plan Administrator shall furnish a copy to or make available for examination by employees of any document pertaining to the establishment or the operation of the Plan.  Any such document shall be made available for examination by employees during regular office hours of the Company, at the principal office of the Plan Administrator and at such other places as may be required by ERISA.  The Plan Administrator may make a reasonable charge to cover the cost of furnishing complete copies of any document.

6.5           Assignment:  No benefit payable to or with respect to any eligible employee at any time under the Plan shall be subject in any manner to alienation, sale, transfer, assignment, execution, levy, garnishment, pledge, attachment, or encumbrance of any kind, either voluntary or involuntary, and any attempt to do so shall be void and of no effect.  No benefit under the Plan shall in any manner be liable for or subject to the debts, contracts, liabilities, engagements or torts of any employee.  If any employee entitled to benefits under the Plan becomes bankrupt or attempts to anticipate, alienate, sell, transfer, assign, pledge, encumber or charge or otherwise dispose of any benefit under the Plan, or if any attempt is made to subject any such benefit to the debts, contracts, liabilities, engagements or torts of such employee, then such benefit shall cease and terminate in the discretion of the Plan Administrator, and the Plan Administrator may hold or apply the same or any part thereof in such manner as the Plan Administrator may deem proper.

SECTION 7  Claims Procedure

The Plan shall be administered with a claims procedure that complies with the requirements of Section 503 of ERISA and the regulations there under, as set forth in the document entitled The William Carter Company Severance Plan Administrative Provisions and Claims Procedure, the provisions of which are incorporated herein by reference.

SECTION 8  Plan Amendment or Termination

The Plan may be amended or terminated in any respect at any time, retroactively or otherwise, either by the Company's Executive Committee or in writing signed by the Chief

The William Carter Company Severance Plan

Executive Officer of the Company.  Notwithstanding the foregoing, no amendment of the Plan may reduce the severance benefits of any employee who has previously executed the Agreement and complied with the conditions as set forth in the Plan.

SECTION 9  Representations Contrary to the Plan

No employee, officer, director, or agent of the Company has the authority to alter, vary, modify, or waive the terms or conditions of the Plan, except as set forth in Sections 6 and 8 above.  No verbal or written representations that are in addition to or contrary to the terms of the Plan and its written amendments shall be binding upon the Plan, the Plan Administrator, or the Company.

SECTION 10  No Employment Rights

The Plan shall not confer employment rights upon any person.  No person shall be entitled, by virtue of the Plan, to remain in the employ of the Company, and nothing in the Plan shall restrict the right of the Company to terminate the employment of any employee at any time.

SECTION 11 Applicable Law and Severability

The Plan shall be governed and construed in accordance with the law of the state of Georgia and the Employee Retirement Income Security Act of 1974, as amended.  If any provision of the Plan is found, held, or deemed by a court of competent jurisdiction to be void, unlawful, or unenforceable under any applicable statute or other controlling law, the remainder of the Plan shall continue in full force and effect.

           THE WILLIAM CARTER COMPANY

                By: /s/ MICHAEL D. CASEY
                       Chief Executive Officer

The William Carter Company Severance Plan

Appendix A
Optional Severance Pay and Benefits for Certain Employees Employed
 by Oshkosh B’Gosh, Inc. as of July 14, 2005

Covered Employees who were employed with OshKosh B’Gosh, Inc. as of July 14, 2005, and who are eligible for severance benefits due to a Covered Termination, may elect to receive either (a) severance pay and benefits under The William Carter Company Severance Plan, or (b) severance pay and outplacement assistance calculated by using the employee’s job status, base wages, and years of service as of July 14, 2008, in accordance with the following schedule. Employees of retail stores are not eligible for the optional severance pay and benefits described below.

Status as of July 14, 2008	Formula (Wks of severance per year of continuous service as of July 14, 2008	Min Weeks	Max Weeks	Outplacement (# days)
Nonexempt Employees	1	4	12	30
Exempt	2	4	16	60
Managers (not bonus eligible)	2	8	26	60
Directors or Bonus Eligible Managers	4	16	36	90
Senior VP/VP	N/A	N/A	52	90